Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 09-0202

AECOM reports 31% growth in diluted earnings per share, backlog of $9.0 billion for first quarter of fiscal year 2009

•                  First-quarter diluted earnings per share of 38 cents, up 31% from the same period last year.

•                  Net income for first quarter increased 37% year over year to $40.5 million.

•                  Operating income for first quarter increased 57% year over year to $69.7 million.

•                  Revenue for first quarter increased 35% year over year to $1.5 billion.

•                  Revenue, net of other direct costs, for the first quarter increased 32% year over year to $889.5 million.

•                  Backlog at December 31, 2008, increased 32% year over year to $9.0 billion.

•                  Diluted earnings-per-share outlook reaffirmed at $1.60 to $1.70 for full fiscal year 2009.

LOS ANGELES (February 10, 2009) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the first quarter of fiscal year 2009, which ended December 31, 2008.

AECOM reported net income of $40.5 million for the first quarter, or diluted earnings per share (EPS) of 38 cents.  These results represent an increase of 37% over net income of $29.5 million — and an increase of 31% over diluted EPS of 29 cents — for the same period last year.  The net income amount does not include $0.4 million of earnings from discontinued operations associated with non-strategic assets acquired as part of the 2008 Earth Tech transaction, which AECOM intends to divest.  Operating income for the first quarter increased 57% year over year to $69.7 million.

First-quarter revenue increased to $1.5 billion, 35% higher than the first quarter of fiscal year 2008.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  AECOM’s revenue, net of other direct costs, increased 32% compared to the same period last year, to $889.5 million.

—more—

“Our solid first-quarter results reflect the benefits of AECOM’s diversified global business model,” said John M. Dionisio, AECOM president and chief executive officer.  “During the quarter, we continued to expand our business in spite of a slowing demand in some of our commercial and private facilities markets.  Overall, we saw continued strength and growth in our U.S. businesses as well as our non-U.S. operations. Looking forward, we believe that AECOM is well positioned to benefit from the implementation of stimulus programs around the world.”

“We saw continued demand for our services globally throughout the infrastructure market, and this was reflected in our backlog growth during the quarter,” said Dionisio.  “Projects such as our work in support of Zayed University’s new campus in Abu Dhabi, major transit expansions in San Francisco and Toronto, and five task order wins for the U.S. Air Force’s Contract Field Teams program, highlight the breadth and diversification of our success.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the first quarter of fiscal year 2009, the PTS segment reported revenue of $1.2 billion and operating income of $76.9 million, compared to revenue of $893.4 million and operating income of $53.4 million for the same period during fiscal year 2008.  This represents a 38% increase in revenue and a 44% increase in operating income year over year.  PTS revenue, net of other direct costs, increased 30% to $846 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the first quarter of fiscal year 2009, the MSS segment reported revenue of $223 million and operating income of $10.0 million, compared to revenue of $187 million and operating income of $3.4 million for the same period during fiscal year 2008.  This represents a 19% increase in revenue and a 194% increase in operating income year over year.  The year over year comparison for MSS is positively impacted by an adjustment in the corresponding period last year that lowered award fees.  MSS revenue, net of other direct costs, increased 60% to $43 million.

Backlog

AECOM announced backlog totaling $9.0 billion at December 31, 2008, a 32% increase year over year.

—more—

“We continued to effectively execute our growth strategy across our end markets and geographies during the first quarter,” said Michael S. Burke, AECOM executive vice president and chief financial officer.

“Our continued positive trends in margin improvement, where we saw a 107-basis-point improvement,   and backlog growth, where we achieved a $2.2-billion increase in our year-over-year backlog, indicate continued solid momentum in our global end markets.”

Outlook

Based on its results through the first quarter of the fiscal year, as well as its backlog, AECOM has reaffirmed its EPS outlook for fiscal year 2009 of $1.60 to $1.70.

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com.  The webcast will be available for replay following the call.  Those wishing to dial in to the call via telephone can do so at (800) 218-4007 or (303) 205-0033.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With 43,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  AECOM serves clients in more than 100 countries and had revenue of $5.6 billion during the 12-month period ended December 31, 2008.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

—more—

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended December 31, 2008
Revenue	$1,231,326	$222,802	$—	$1,454,128
Other direct costs	385,036	179,602	—	564,638
Revenue, net of other direct costs	846,290	43,200	—	889,490
Cost of revenue, net of other direct costs	772,363	35,920	—	808,283
Gross profit	73,927	7,280	—	81,207
Gross profit as a % of revenue	6.0%	3.3%	—	5.6%
Gross profit as a % of revenue, net of other direct costs	8.7%	16.9%	—	9.1%
Equity in earnings of joint ventures	2,977	2,759	—	5,736
General and administrative expenses	—	—	17,246	17,246
Operating income	76,904	10,039	(17,246)	69,697

Segment assets	3,278,307	207,254	49,764	3,535,325

Contracted backlog	4,420,974	712,164	—	5,133,138

Awarded backlog	3,670,702	194,025	—	3,864,727

Three Months Ended December 31, 2007
Revenue	$893,441	$186,809	$—	$1,080,250
Other direct costs	244,916	159,748	—	404,664
Revenue, net of other direct costs	648,525	27,061	—	675,586
Cost of revenue, net of other direct costs	596,162	25,447	—	621,609
Gross profit	52,363	1,614	—	53,977
Gross profit as a % of revenue	5.9%	0.9%	—	5.0%
Gross profit as a % of revenue, net of other direct costs	8.1%	6.0%	—	8.0%
Equity in earnings of joint ventures	1,032	1,810	—	2,842
General and administrative expenses	—	—	12,287	12,287
Operating income	53,395	3,424	(12,287)	44,532

Contracted backlog	2,778,544	317,032	—	3,095,576

Awarded backlog	2,731,599	1,002,307	—	3,733,906

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended
	December 31, 2008	December 31, 2007

Revenue	$1,454,128	$1,080,250
Other direct costs	564,638	404,664

Revenue, net of other direct costs	889,490	675,586
Cost of revenue, net of other direct costs	808,283	621,609
Gross profit	81,207	53,977
Equity in earnings of joint ventures	5,736	2,842
General and administrative expenses	17,246	12,287
Income from operations	69,697	44,532
Minority interest in share of earnings	3,446	1,279
Other expense	4,788	815
Interest income (expense) - net	(3,598)	2,248
Income from continuing operations before income tax expense	57,865	44,686
Income tax expense	17,360	15,193
Income from continuing operations	40,505	29,493
Discontinued operations, net of tax	400	—
Net income	$40,905	$29,493

Net income allocation:
Preferred stock dividend	$36	$56
Net income available for common stockholders	40,869	29,437
Net income	$40,905	$29,493

Net income per share:
Basic
Continuing operations	$0.39	$0.30
Discontinued operations	—	—
	$0.39	$0.30

Diluted
Continuing operations	$0.38	$0.29
Discontinued operations	—	—
	$0.38	$0.29

Weighted average shares outstanding:
Basic	104,529	99,644
Diluted	106,620	103,025

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	December 31, 2008	September 30, 208
Balance Sheet Information:
Cash and cash equivalents	$243,092	$194,522
Working capital	659,730	631,171
Working capital, net of cash and cash equivalents	416,638	436,649
Total debt	391,654	398,009
Total assets	3,535,325	3,596,190
Total stockholders’ equity	1,428,039	1,422,993

	Three Months Ended
	December 31, 2008	December 31, 2007
Cash Flow Information:
Net cash used in operating activities	$(12,565)	$(35,717)